EXHIBIT 99.3

AVIALL, INC.

RESTRICTED SHARES AWARD

AGREEMENT

THIS AGREEMENT, made as of this      day of                     , 20     between Aviall, Inc., a Delaware corporation (“Aviall”), and                      (the “Grantee”):

WITNESSETH:

WHEREAS, the Board of Directors of Aviall has adopted and the shareholders of Aviall have approved the Aviall, Inc. 1998 Stock Incentive Plan, as amended (the “Plan”), which provides for the issuance of Restricted Shares to key executive Employees of the Company and its subsidiaries; and

WHEREAS, the Grantee is a key executive Employee and has been selected by the Board of Directors of Aviall and/or the Compensation Committee of the Board of Directors of Aviall (collectively, the “Committee”) to receive Restricted Shares under the Plan;

NOW, THEREFORE, in consideration of the premises, Aviall and the Grantee agree as follows:

I. RESTRICTED SHARES

Grant of Right: Subject to the limitations and other terms and conditions set forth in this Agreement and the Plan, the Committee grants to the Grantee as of                         , 20     a Restricted Shares Award to receive                  shares of Aviall’s Common Stock on                         , 20    .

Restrictions: The Restricted Shares awarded herein are subject to a restricted period during which these Restricted Shares are subject to certain restrictions and limitations including risk of forfeiture (the “Restricted Period”). The Restricted Period for these Restricted Shares shall be three years, commencing on                         , 20     and ending on                         , 20    . The Restricted Shares shall be subject to the following restrictions and limitations during the Restricted Period:

(i)	The Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of;

(ii)

The Restricted Shares subject to this Award shall be forfeited and all rights of Grantee to the Restricted Shares shall terminate without any payment of consideration by the Company if the Grantee fails to remain continuously as an

Employee of Aviall or any Subsidiary during the Restricted Period. Grantee shall not be deemed to have terminated his period of continuous employment with Aviall or any Subsidiary if he leaves the employ of Aviall or any Subsidiary for immediate re-employment with Aviall or any Subsidiary.

(iii)	The Grantee shall be entitled to all of the rights of a holder of the Common Stock with respect to the Restricted Shares prior to the issuance of such Restricted Shares pursuant to the Plan. The certificate representing the Restricted Shares shall be held in custody by the Company, or its agent, until all restrictions have lapsed, together with a stock power or powers executed by the Grantee in whose name the Restricted Shares are requested, endorsed in blank and covering such shares.

This Grant of Restricted Shares is conditioned upon the execution and return by Grantee to the Company of the attached stock power, signed in blank by the Grantee, which power may be used by the Company to transfer or cancel the Restricted Shares if the Restricted Shares are forfeited by Grantee pursuant to item (ii) above.

Notwithstanding anything to the contrary above, the Restricted Period shall automatically lapse upon the death, disability, or retirement of a Grantee or upon the occurrence of a Change of Control and upon such lapse, there shall be no further restriction or risk of forfeiture on the Shares covered by this Award.

II. GENERAL

Transferability of Awards: No Awards or any rights or interest therein shall be assignable or transferable by the Grantee except by will or the laws of decent and distribution during the lifetime of the Grantee, or Award shall be exercisable only by the Grantee or the Grantee’s guardian or legal representative.

Notices: All notices provided for in this Agreement or the Plan shall be in writing and shall be deemed to have been duly given if delivered in person or mailed by registered mail, return receipt requested:

(a)	If to Aviall, at Aviall, Inc. P. O. Box 619048, Dallas, Texas 75261-9048 Attn: General Counsel; and

(b)	If to Grantee, at the Grantee’s business address or address appearing in the payroll records of Aviall; or

(c)	At such other addresses as may be furnished to Aviall or the Grantee in accordance with this paragraph.

Definitions and Interpretation: Capitalized terms not otherwise defined in this Agreement are defined as in the Plan. This Agreement and the grant, exercise, adjustment, modification, cancellation and termination of the Restricted Shares, are subject in all respects to the terms of the Plan and in the event that any provision of this Agreement shall be inconsistent with the terms of the Plan, then the terms of the Plan shall govern. The Committee shall have plenary authority to interpret this Agreement and the Plan and to make all determinations deemed necessary or advisable for the administration of the Plan. The Committee’s interpretations and determinations shall be conclusive.

Acknowledgement: The Grantee acknowledges that he/she has read the entire Plan including the provisions thereof relating to termination of employment and Change of Control. Additionally, Grantee acknowledges that this Agreement is not an employment agreement between the Grantee and Aviall, and Aviall and the Grantee each has the right to terminate the Grantee’s employment at any time for any reason whatsoever, unless there is a written employment agreement to the contrary.

Governing Law: This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Texas.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST	AVIALL, INC.

By:	By:
Name:
Title:

GRANTEE

Printed Name:
Soc. Sec. No.: